UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No. __)

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Delaware Group Foundation Funds
(Name of Registrant as Specified in Its Charter)

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DELAWARE GROUP® FOUNDATION FUNDS

DELAWARE STRATEGIC ALLOCATION FUND

(formerly, Delaware Foundation® Moderate Allocation Fund)

2005 Market Street
Philadelphia, PA 19103-7094

NOTICE OF INTERNET AVAILABILITY
OF INFORMATION STATEMENT

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet or by mail relating to Delaware Strategic Allocation Fund (the “Fund”), a series of Delaware Group Foundation Funds (the “Trust”). We encourage you to access and review all of the important information contained in the Information Statement, available online at: delawarefunds.com/literature.

The Information Statement details the recent approval of a sub-advisory agreement with Macquarie Investment Management Austria Kapitalanlage AG (“MIMAK”), under which MIMAK would serve as a sub-advisor to the Fund, to manage the Fund’s day-to-day operations and to allocate the Fund’s assets amongst the sleeves of the Fund’s portfolio effective Jan. 25, 2019. A more detailed description of MIMAK and its investment operations, information about the sub-advisory agreement with MIMAK, and reasons the Board of Trustees (the “Board”) of the Trust approved MIMAK as a sub-advisor, are included in the Information Statement.

Delaware Management Company (the “Manager”) is the investment manager to the Fund. The Manager employs a “manager of managers” arrangement in managing the assets of the Trust. In connection therewith, the Trust and the Manager have received an exemptive order from the U.S. Securities and Exchange Commission (the “SEC Order”), which permits the Manager, with the approval of the Board, to hire, terminate, or replace sub-advisors who are affiliated or unaffiliated with the Trust or the Manager, and to enter into and modify material terms and conditions of the related sub-advisory agreements without shareholder approval.

Pursuant to the SEC Order, this Notice of Internet Availability of Information Statement is being mailed beginning on or about April 1, 2019 to shareholders of record of the Fund as of March 22, 2019. The full Information Statement is available on the Fund’s website at delawarefunds.com/literature on or about March 25, 2019 until at least June 30, 2019. A paper or e-mail copy of the Information Statement may be obtained, without charge, by contacting your financial intermediary, or calling the Delaware Funds by Macquarie Service Center at 800 523-1918.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

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